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                                                                    Exhibit 11.1


                   LDDS COMMUNICATIONS, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)

                                                                         For the Three Months Ended
                                                                                 March 31,
                                                                -----------------------------------------
                                                                     1995                         1994
                                                                -------------                ------------
Primary:
  Weighted average shares outstanding                                160,396                     155,166
  Common stock equivalents                                             6,377                       8,535
                                                             ---------------                ------------
                                                                     166,773                     163,701
                                                             ===============                ============

Fully Diluted:
  Weighted average shares outstanding                                160,396                     155,166
  Common stock equivalents                                             6,636                       8,536
  Common stock issuable upon conversion of:
    5% convertible notes                                               5,135                      N/A
    Series 1 preferred stock                                          21,877                      N/A
    Series 2 preferred stock                                           4,233                      N/A
                                                             ---------------                ------------
                                                                     198,277                     163,702
                                                             ===============                ============

Income applicable to common shareholders                     $        47,024                $     33,153
Add back:
  Interest on 5% convertible notes, net of taxes                       1,491                      N/A
  Series 1 preferred dividend requirement                              6,126                      N/A
  Series 2 preferred dividend requirement                                813                      N/A
                                                             ---------------                ------------
Net income applicable to common shareholders                 $        55,454                $     33,153
                                                             ===============                ============
Earnings per share:
  Primary                                                    $          0.28                $       0.20
  Fully Diluted                                                         0.28                        0.20


Note: For the three months ended March 31, 1994, conversion of the convertible notes and convertible preferred stock was not assumed because the effect is anti-dilutive.





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